                                                                 EXHIBIT (C)(11)

                             SHAREHOLDER AGREEMENT

        SHAREHOLDER AGREEMENT (this "Agreement"), dated January 11, 1999, by
                                     ---------
and among Compaq Computer Corporation, a Delaware Corporation ("Parent"), and
                                                                ------
Pat Demicco (in his or her individual capacity, a "Shareholder").
                                                   -----------

        WHEREAS, the Shareholder is, as of the date hereof, the record and beneficial owner of the shares of common stock, no par value (the "Common
                                                                   ------
Stock"), and/or warrants and/or options to purchase Common Stock (collectively,
-----
the "Options") of Shopping.com, a California corporation (the "Company"), set
     -------                                                   -------
forth on Annex I hereto;

        WHEREAS, Parent and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger
                                                                        ------
Agreement"), which provides, among other things, for the acquisition of the
---------
Company by Parent by means of a cash tender offer (the "Offer") for all of the
                                                        -----
outstanding shares of Common Stock and for the subsequent merger (the "Merger")
                                                                       ------
of the Purchaser (as defined in the Merger Agreement) with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, the Company is engaged in the business of retail sales on or through the Internet (the "Business");

        WHEREAS, the Shareholder is an officer of the Company and has knowledge of trade secrets, customer information and other confidential and proprietary information of the Company and, in order to protect the goodwill, trade secrets and other confidential and proprietary information of the Business, Parent has requested the Shareholder to enter into this Agreement;

        WHEREAS, as an officer of the Company with a significant equity interest therein, the Shareholder has a material economic interest in the consummation of the Offer and the Merger and, in order to induce Parent to enter into the Merger Agreement, Shareholder has agreed to enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the execution and delivery by Parent of the Merger Agreement and the mutual representations, warranties, covenants and agreements set forth herein and therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.  Representations and Warranties of the Shareholder.  The
                    -------------------------------------------------
Shareholder hereby represents and warrants to Parent as follows:

        (a) Such Shareholder is the record and beneficial owner of the shares of Common Stock (as may be adjusted from time to time pursuant to Section 6 hereof, the "Shares") and/or Options set forth opposite his name on Annex I to
             ------
this Agreement.

        (b) Such Shareholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

        (c) This Agreement has been validly executed and delivered by such Shareholder and constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

        (d) Neither the execution and delivery of this Agreement nor the consummation by such Shareholder of the transactions contemplated hereby will violate any other agreement to which such Shareholder is a party.

        (e) The Shares and/or Options and the certificates representing the Shares owned by such Shareholder are now and at all times during the term hereof will be held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

        SECTION 2.  Representations and Warranties of Parent.  Parent hereby
                    ----------------------------------------
represents and warrants to the Shareholder as follows:

        (a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

        (b) This Agreement has been duly authorized, executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

        (c) Neither the execution and delivery of this Agreement nor the consummation by Parent of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent is a party or bound. The consummation by Parent of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to Parent, except for any necessary filing under the HSR Act or state takeover laws.

        SECTION 3.  Purchase and Sale of the Shares.  The Shareholder hereby
                    -------------------------------
agrees that it shall tender the Shares into the Offer promptly, and in any event no later than the tenth business day following the commencement of the Offer pursuant to Section 1.1 of the Merger Agreement, and that such Shareholder shall not withdraw any Shares so tendered unless the Offer is terminated or has expired. Parent shall cause Purchaser to agree to purchase all the Shares so tendered at a price per Share equal to $19.00 per Share or any higher price that may be paid in the Offer; provided, however, that Purchaser's obligation to
                           --------  -------
accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex A thereto.

        SECTION 4.  Transfer of the Shares.  Prior to the termination of this
                    ----------------------
Agreement, except as otherwise provided herein, the Shareholder shall not: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of the Shares or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to the Shares; (iv) deposit the Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Shares, or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Shareholder's obligations hereunder or the transactions contemplated hereby.

        SECTION 5.  Grant of Irrevocable Proxy; Appointment of Proxy.
                    ------------------------------------------------

        (a)  The Shareholder hereby irrevocably grants to, and appoints,
Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the shareholders of the Company (i) in favor of the Merger, and (ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company; provided, however, that such irrevocable proxy shall be immediately
             --------  -------
revoked if, in accordance with Section 1.1(d) of the Merger Agreement, Purchaser waives the Minimum Condition (as defined in the Merger Agreement) and accepts for payment the Revised Minimum Number of Shares (as defined in the Merger Agreement).

        (b) The Shareholder represents that any proxies heretofore given in respect of the Shares, if any, are not irrevocable, and that such proxies are hereby revoked.

        (c) The Shareholder hereby affirms that the irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and, except as set forth in Section 8 hereof, is intended to be irrevocable in accordance with the provisions of Section 705 of the California General Corporation Law.

        SECTION 6.  Certain Events.  In the event of any stock split, stock
                    --------------
dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by the Shareholder, the number of Shares shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by the Shareholder.

        SECTION 7.  Exercise of Company Common Stock.  If requested by
                    --------------------------------
Parent, the Shareholder agrees to execute all documents and to take all actions necessary to convert all Options to purchase shares of the Common Stock held by such shareholder into that number of shares of Common Stock equal to the net number of shares of Common Stock into which such Options would have been convertible at the election of the Shareholder for cash or pursuant to the cashless exercise procedure immediately prior to the Effective Time of the Merger. Parent will cooperate with the Shareholder and the Company to permit the cashless exercise of Options held by the Shareholder.

        SECTION 8.  Certain Other Agreements. The Shareholder will notify
                    ------------------------
Parent immediately if any proposals are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with such Shareholder or its officers, directors, employees, investment bankers, attorneys, accountants or other agents, if any, in each case in connection with any Acquisition Proposal (as such terms is defined in the Merger Agreement) indicating, in connection with such notice, the name of the person making such Acquisition Proposal and the terms and conditions of any proposals or offers. The Shareholder agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Such Shareholder agrees that it shall keep Parent informed, on a current basis, of the status and terms of any Acquisition Proposal. Such Shareholder agrees that it will not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal, or (ii) in the event of an unsolicited written Acquisition Proposal, engage in negotiations or discussions with, or provide any information or data to, any person (other than Parent, any of its affiliates or representatives and except for information which has been previously publicly disseminated by the Company) relating to any Acquisition Proposal. The foregoing shall not apply to the extent it is inconsistent with any of Shareholder's duties as a director and/or officer of the Company.

        SECTION 9.  Further Assurances.  The Shareholder shall, upon request
                    ------------------
of Parent or the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent to be necessary or desirable to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by Section 5 hereof in Parent.

        SECTION 10.  Termination.  Subject to Section 5(a) hereof, this
                     -----------
Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earlier of (a) six months following the termination of the Merger Agreement in accordance with its terms, or (b) the Effective Time (as defined in the Merger Agreement); provided, however, that
                                                     --------  -------
Sections 8 and 10 shall survive any termination of this Agreement.

        SECTION 11.  Expenses.  All fees and expenses incurred by any one
                     --------
party hereto shall be borne by the party incurring such fees and expenses;

provided, that if any legal action is instituted to enforce or interpret the
--------
terms of this Agreement, the prevailing party in such action shall be entitled, in addition to any other relief to which the party is entitled, to reimbursement of its actual attorneys fees.

        SECTION 12.  Public Announcements.  The Shareholder and Parent each
                     --------------------
agree that it will not (and Parent agrees that it will cause the Purchaser to not) issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that such disclosure can be made without obtaining
         --------  -------
such prior consent if (i) the disclosure is required by law, and (ii) the party making such disclosure has first used its best efforts to consult with the other party about the form and substance of such disclosure.

        SECTION 13.  Non-Competition and Non-Disclosure.
                     ----------------------------------

        (a)  Definitions.  As used in this Section 13, terms defined in
             -----------------
the preamble and recitals of this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below.

             (i) "Affiliate" shall mean, with respect to any person or entity,
                  ---------
the subsidiaries of such person or entity and any other person or entity which directly or indirectly controls, is controlled by or is under common control with such person or entity;

              (ii) "Business" shall have the meaning set forth in the
                    --------
Recitals;

              (iii) "Confidential Information" shall mean all information
                     ------------------------
respecting the business and activities of Parent and/or any Affiliate, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of Parent and/or any Affiliate thereof. Notwithstanding the immediately preceding sentence, Confidential Information shall not include (x) any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by the Shareholder of any portion of this Agree ment or any other obligation the Shareholder owes to Parent and/or any Affiliate thereof) or (y) any business knowledge and experience of the type usually acquired by persons engaged in positions similar to the Shareholder's position as an officer of the Company, to the extent such knowledge and experience is not specific to Parent or any of its Affiliates and not proprietary to Parent or any of its Affiliates;

              (iv) "Effective Date" shall mean the date of the consummation of
                    --------------
the Merger;

              (v) "potential business" shall mean any current or reasonably
                   ------------------
foreseeable material commercial activity or any current or reasonably foreseeable material commercial opportunities associated in any way with the Business;

              (vi) "potential client" or "potential customer" shall mean a
                    ----------------      ------------------
person or entity that Parent, the Company or any of their Affiliates (i) as of the date hereof, is, or in the reasonably foreseeable future can reasonably be expected to be, soliciting (or has targeted for solicitation, or can reasonably be expected to be so targeting in the reasonably foreseeable future), and/or
(ii) at any time or from time to time, within the 12-month period prior to the date hereof, has been soliciting, in the case of each of clause (i) or (ii) for or in respect of the Business;

              (viii) "Restricted Area" shall mean each county in the
                      ---------------
continental United States where the Business is conducted;

              (ix) "Term" shall mean the period commencing on the Effective
                    ----
Date and ending on the date that is eighteen months following the Effective Time; and

              (x) "Trade Secrets" shall mean the whole or any portion or phase
                   -------------
of any scientific or technical information, design, process, procedure, computer program, formula or improvement of Parent, the Company or any of their Affiliates that is valuable and not generally known to the competitors of Parent, the Company or any of their Affiliates, whether or not in written or tangible form. Notwithstanding the immediately preceding sentence, Trade Secrets shall not include (x) any information that is, or becomes, a part of the public domain or generally available to the public (unless such availability occurs as a result of any breach by Shareholder of this Agreement or any Affiliate thereof) or (y) any business knowledge and experience of the type usually acquired by persons engaged in positions similar to Shareholder's position as an officer of the Company, to the extent such knowledge and experience is not specific to Parent or any of its Affiliates and not proprietary to Parent or any of its Affiliates.

        (b)  No Competitive Business.  As an inducement for Parent to
             -----------------------------
enter into the Merger Agreement, to agree to the Offer and to consummate the transactions contemplated by the Merger Agreement, Shareholder agrees that, during the Term (the "Specified Period"), at any time or for any reason, Shareholder shall not, anywhere in the Restricted Area, directly or indirectly
(a) engage, without the prior express written consent of Parent, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if Shareholder knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, is similar to, or competes or is competitive in any material manner with, the Business as it is currently defined (the business of retail sales on or through the Internet), or
(b) meaningfully assist, help or otherwise support, without the prior express written consent of Parent, any person, business, corporation, partnership or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if Shareholder knows or reasonably should know that such business or activity, is similar to, or directly or indirectly competes or is competitive with, the Business.

        (c)  No Interference with the Business.  As an inducement for
             ---------------------------------------
Parent to enter into the Merger Agreement, to agree to the Offer and to consummate the transactions contemplated by the Merger Agreement, Shareholder agrees that for the Specified Period, at any time or for any reason, Shareholder shall not directly or indirectly (a) with respect to the Business, take any action to solicit or divert any business (or potential business) or clients or customers (or potential clients or potential customers) away from Parent or any Affiliate, (b) induce customers, potential customers, clients, potential clients, suppliers, agents or other persons under contract or otherwise associated or doing business with respect to the Business with Parent or any Affiliate to terminate, reduce or alter any such association or business with respect to the Business with or from Parent or any Affiliate, and/or (c) knowingly induce any person in the employment of Parent or any Affiliate in the Business to (i) terminate such employment, (ii) with respect to the Business, interfere with the customers, suppliers, or clients of Parent or any Affiliate in any manner or the business of Parent or any Affiliate in any manner.

        (d)  No Disclosure of Proprietary Information.  Shareholder
             -----------------------------------------
hereby agrees that he or she will not directly or indirectly disclose to any person, or use or otherwise exploit for his own benefit or for the benefit of any person, other than Parent and/or its Affiliates, any Confidential Information or Trade Secrets other than any of the foregoing which becomes public information without any breach of this Agreement by Shareholder.

        (e)  Shareholder represents and warrants that the provisions of this
Section 13 are reasonable and are necessary to protect the legitimate business interests of

Parent and the Company. Shareholder represents and warrants that Shareholder has no right, title, interest or claim in, to or under any Trade Secrets, Confidential Information or other property (other than the Shares) that is the subject of the Merger Agreement. In consideration for the mutual promises contained herein, Shareholder agrees and covenants that he or she will not request or otherwise pursue a determination that the provisions of this Section 13 are unenforceable as written.

        SECTION 14.  Miscellaneous.
                     -------------

        (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

        (b) All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

        (A) if to the Shareholder, to:

              Shopping.com
              2101 East Coast Highway, Garden Level
              Corona Del Mar, California 92625
              Telephone: (949) 640-4393
              Facsimile: (949) 640-4374
              Attention: Pat Demicco

        (B) if to Parent or the Purchaser, to:

              Compaq Computer Corporation
              20555 State Highway 249
              Houston, Texas 77070
              Telephone: (281) 370-0670
              Facsimile: (281) 927-8835
              Attention: General Counsel
        with a copy to:

              Skadden, Arps, Slate, Meagher
              & Flom LLP
              525 University Avenue, Suite 220
              Palo Alto, California 94301
              Telephone:  (650) 470-4500
              Facsimile:  (650) 470-4570
              Attention:  Kenton J. King, Esq.

        (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

        (e) This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

        (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of California without giving effect to the principles of conflicts of laws thereof.

        (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

          (h) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restric-tions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

          (i) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law, and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement.

          (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.

          (k) On its formation, the Purchaser shall be an intended third-party beneficiary of the provisions of this Agreement.

          IN WITNESS WHEREOF, Parent and the Shareholder have caused this Agreement to be duly executed and delivered as of the date first written above.

                                        COMPAQ COMPUTER CORPORATION


                                        By: /s/ Earl L. Mason
                                            _______________________________
                                            Name: Earl L. Mason
                                            Title: Senior Vice President and
                                                   Chief Financial Officer


                                            /s/ Pat Demicco
                                            _______________________________
                                                Pat Demicco

                                    ANNEX I

                     Ownership of Common Stock, Warrants or
                        Options to Purchase Common Stock


Common Stock            0
Options           175,000
Warrants                0